As filed with the Securities and Exchange Commission on April 15, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New York Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

copies to:

Joseph R. Ficalora Chairman, President, and Chief Executive Officer 615 Merrick Avenue Westbury, New York 11590 (516) 683-4100	Eric S. Kracov, Esq. Victor L. Cangelosi, Esq. Edward G. Olifer, Esq. Kilpatrick Stockton LLP 607 14th Street, N.W., Suite 900 Washington, D.C. 20005 (202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒             Accelerated filer  ☐             Non-accelerated filer  ☐             Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	20,000,000	$17.66	$353,200,000	$25,184

(1)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. Based on the average of high and low prices reported on the New York Stock Exchange as of April 12, 2010, pursuant to Rule 457(c).

NEW YORK COMMUNITY BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PROSPECTUS

20,000,000 Shares

Common Stock, Par Value $0.01 Per Share

This prospectus relates to shares of common stock that we may offer and sell from time to time according to the terms of the New York Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Participants should retain this prospectus for future reference.

The Plan provides participants with a convenient and economical means of purchasing shares of our common stock by reinvesting the cash dividends paid on our common stock and by making additional optional cash purchases. In addition, new investors may make their initial investment in our common stock under the Plan. The minimum purchase for both initial and subsequent optional cash purchases is $50. The maximum limit for initial cash purchases is $10,000. For optional cash purchases, the limit is $10,000 per transaction, not to exceed $100,000 per year, unless we grant a waiver of this amount. This prospectus describes and constitutes the Plan.

Shares of common stock will be (i) purchased on the open market or (ii) purchased directly from us from authorized but unissued shares or from treasury shares.

We have appointed The Bank of New York Mellon (the “Plan Administrator”) to serve as the administrator of the Plan, with certain administrative support provided by its affiliate, BNY Mellon Shareowner Services. You may enroll in the Plan through the Plan Administrator’s website (www.bnymellon.com/shareowner) by clicking on Investor ServiceDirect®, or by calling 1-866-293-6077 toll free and responding to the appropriate prompts. You may also enroll in the Plan by completing an enrollment form and returning it to the Plan Administrator.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “NYB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits, or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this prospectus. The Plan is not available to any person to whom we may not legally offer it. You should not assume that the information in this prospectus is still accurate as of any date later than the date of this prospectus.

The date of this prospectus is April 15, 2010

For your convenience, an enrollment form is located at the back of this booklet.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.

Unless otherwise stated or the context requires otherwise, all references in this prospectus to “NYB,” “we,” “us,” “our,” or similar references mean New York Community Bancorp, Inc. and its consolidated subsidiaries, including New York Community Bank and New York Commercial Bank, the “Community Bank” and the “Commercial Bank,” respectively, and collectively, the “Banks.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference certain information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC. Any reports we file with the SEC after the date of this prospectus, but before the date that the offering of the securities by means of this prospectus is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 1, 2010;

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Our Current Reports on Form 8-K filed on February 19, 2010 and March 31, 2010 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K unless indicated otherwise in any such Form 8-K);

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K unless indicated otherwise in any such Form 8-K), as well as proxy statements filed by the Company; and

•	The description of our common stock contained in our Form 8-A filed on December 12, 2002.

We will provide to each person who so requests, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” on page 4 of the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the other documents we incorporate by reference in this prospectus, may include forward-looking statements regarding our prospective performance and strategies within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations of the Company, are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” “seek,” “strive,” or “try,” or other similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Forward-Looking Statements and Associated Risk Factors” in our most recent Annual Report on Form 10-K, and in other reports filed with the SEC. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to:

•	general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	conditions in the securities markets and real estate markets or the banking industry;

•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	changes in deposit flows and wholesale borrowing facilities;

•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	changes in our credit ratings or in our ability to access the capital markets;

•	changes in our customer base or in the financial or operating performances of our customers’ businesses;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	changes in the quality or composition of our loan or securities portfolios;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

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the ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may have acquired or may acquire, including those of AmTrust Bank, Desert Hills Bank and any other banks we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our use of derivatives to mitigate our interest rate exposure;

•	our ability to retain key members of management;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•	any interruption in customer service due to circumstances beyond our control;

•	any breach in performance by the Community Bank under our loss sharing agreements with the FDIC;

•	potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition;

•	the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by or mortgaged to the Company;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

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changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, those pertaining to banking, consumer protection, securities, taxation, rent regulation and housing, environmental protection, and insurance; and the ability to comply with such changes in a timely manner;

•	additional FDIC special assessments or required assessment prepayments;

•	changes in accounting principles, policies, practices or guidelines;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	war or terrorist activities; and

•	other economic, competitive, governmental, regulatory and geopolitical factors affecting our operations, pricing and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

It should be noted that we routinely evaluate opportunities to expand through acquisitions and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in or incorporated by reference into, this prospectus, which speak only as of the date of this prospectus. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock. See the “Risk Factors” section of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the SEC and incorporate by reference into this prospectus, for a discussion of the factors that you should consider in connection with an investment in shares of our common stock.

NEW YORK COMMUNITY BANCORP, INC.

With total assets of $42.2 billion at December 31, 2009, we are the 22nd largest bank holding company in the nation and a leading producer of multifamily mortgage loans in New York City, with an emphasis on apartment buildings that feature below-markets rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 247 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, including the acquisition of certain assets and liabilities of AmTrust Bank on December 4, 2009, and of Desert Hills Bank on March 26, 2010, each of which were FDIC bank resolution transactions, the Community Bank operates through seven local divisions, each with a history of strength and service in its community: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank.

Loans represented $28.4 billion, or 67.4%, of total assets at December 31, 2009, and $16.7 billion, or 58.9%, of our loan portfolio consisted of multi-family loans at that date.

Additional information about us and our bank subsidiaries is available at our websites, www.myNYCB.com and www.NewYorkCommercialBank.com.

Our common stock is listed on the New York Stock Exchange under the symbol “NYB.” Our main office is located at 615 Merrick Avenue, Westbury, New York 11590 and our telephone number is (516) 683-4100.

USE OF PROCEEDS

To the extent that shares of common stock used to fund the Dividend Reinvestment and Stock Purchase Plan are purchased on the open market, there will be no proceeds to us from the purchase of those shares. The net proceeds to us from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes, which may include direct investments by us; investments in, or extensions of credit to, our banking subsidiaries; and funding possible acquisitions. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds.

DESCRIPTION OF OUR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers explain and constitute the Plan. This Plan replaces the former New York Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan and this prospectus constitutes notice of termination of the former plan. If you participated in the former plan at the time of the Plan’s adoption, then you automatically are a participant in this Plan in the same manner, and to the same extent, as you participated in the former plan, unless you elect to terminate your participation in this Plan or wish to change your participation in some way (e.g., opt for partial reinvestment rather than full reinvestment of your NYB dividends).

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide both our existing shareholders and new investors with a simple, convenient, and economical means of purchasing shares of our common stock, including through new cash payments and the reinvestment of dividends on shares held in your Plan account. The Plan also provides us with an economical and flexible mechanism to raise equity capital through sales of our common stock.

ADVANTAGES AND DISADVANTAGES

2.	What are the advantages of participation in the Plan?

•	You do not need to be a current shareholder, nor do you need to have a broker, to buy our common stock through the Plan.

•	You can start investing with a relatively small amount of money, or with a single larger investment—whichever you prefer.

•	You may send a check to the Plan Administrator or arrange for funds to be deducted from your savings or checking account.

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Dividends and optional cash purchases can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to your account. Dividends on fractional shares may also be reinvested in additional shares.

•	There are no trading fees or brokerage commissions when dividends are reinvested through the Plan. The entire amount of your dividend is reinvested to purchase our common stock.

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If you are already a shareholder, you can consolidate all your holdings of our common stock into a single account. You can deposit your stock certificates into your Plan account or, if you hold shares with a broker, you can transfer those shares into your own name and deposit them into your Plan account.

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The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the Plan Administrator at any time. Or, if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the Plan, at no cost to you, and sell them through a broker of your choice.

3.	What are the disadvantages of participation in the Plan?

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Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Plan Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

•	We will not pay interest on funds we hold pending investment.

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Sales of shares for participants are irrevocable and will be made at market prices at the time of sale. You will not be able to control the timing of such sales or to place “limit orders” specifying the prices at which you are willing to sell your shares.

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To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Plan Administrator and have the certificate delivered to you, or ask the Plan Administrator to transfer shares held for you in the Plan directly to your broker. The Plan Administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate if you decide to go that route.

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Shares held in the Plan by the Plan Administrator are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker-dealer firms.

ADMINISTRATION

4.	Who administers the Plan for participants?

The Plan is administered by The Bank of New York Mellon, a corporation independent of, and not affiliated with, us. The Plan Administrator, along with its affiliate, BNY Mellon Shareowner Services, maintains records, prepares, and sends account statements to participants, and performs other duties related to the Plan.

PARTICIPATION

5.	Who is eligible to participate in the Plan?

Any person or legal entity is eligible to participate in the Plan. You do not have to be a current shareholder, nor do you have to reside or be located in the U.S. or be a U.S. citizen. However, you must become a shareholder of record in order to participate in the dividend reinvestment component of the Plan. In all cases, optional cash purchases of shares through the plan must be made in U.S. currency drawn on a U.S. bank. In addition, before investing in our common stock, each participant who resides or is located outside the U.S. is responsible for reviewing the laws of his or her country of residence or other applicable laws to determine if there are any restrictions on his or her ability to invest through the Plan.

6.	How can I participate in the Plan?

Eligible shareholders as well as new investors can enroll either by going to the Plan Administrator’s web site, using their automated voice response system, or requesting and returning an enrollment form by mail. Please refer to Question 33 for the Plan Administrator’s web site, phone numbers, and addresses.

DIVIDEND REINVESTMENT

7.	How does the reinvestment process work?

As a participant in the Plan, you may elect to reinvest all, part, or none of the dividends paid on your NYB common stock, and your preference should be indicated on the enrollment form. If you complete and return an enrollment form without selecting one of these three options, all of your dividends will be automatically reinvested in shares of NYB.

•	Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of NYB stock.

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Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of NYB stock. If you choose partial reinvestment, you must specify on the enrollment form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.

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No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. You may request an authorization form by calling the Plan Administrator at 1-866-293-6077, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.bnymellon.com/shareowner.

8.	When will the reinvestment of my dividends begin?

Typically, we pay a quarterly cash dividend on or about the 15th day of February, May, August, and November to shareholders of record on or about the 5th day of those months. The reinvestment of your dividends will begin with the first quarterly cash dividend that we pay following your enrollment, but only if your enrollment is received by the record date for that dividend. If your enrollment is received between a record date and a payable date, the reinvestment of your dividends would commence with the dividend payment in the following quarter for which dividend are declared.

9.	Can I deposit stock certificates for safekeeping with the Plan Administrator?

You may deposit any or all of your NYB stock certificates with the Plan Administrator for safekeeping. This added feature relieves you of the worry associated with the possibility of loss, theft, or destruction of the certificates. This service is provided to Plan participants without charge.

INITIAL AND OPTIONAL CASH PURCHASES

10.	When and how can I make initial or optional cash purchases?

New investors may make an initial cash purchase when enrolling in the Plan by enclosing a check with their enrollment form, or by authorizing an automatic debit from a designated bank account when enrolling online at the Plan Administrator’s website. In both cases, the minimum initial cash purchase amount is $50. The maximum initial cash purchase amount is $10,000.

As a Plan participant, you may also make optional cash purchases of our common stock. The minimum cash purchase accepted is $50 and a maximum of $10,000 per transaction up to a maximum of $100,000 per calendar year unless we grant you a waiver of this amount. The purchase, less the appropriate service fee as set forth in the schedule in Question 12, will be applied toward the purchase of shares for your account as promptly as practicable, usually within five (5) business days upon receipt of funds by the Plan Administrator.

Your cash purchases may be commingled by the Plan Administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits from your bank account.

11.	Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

FEES

12.	What fees may I incur by participating in the Plan?

We will pay all service and trading fees associated with the reinvestment of dividends. For shares bought with optional cash purchases, we will pay all trading fees. You will be charged a service fee each time an optional cash purchase is submitted for investment. The amount of the service fee will vary, depending on the form of payment and the frequency of purchases, as follows:

Method of Payment:	Per Investment:
By check	$5.00
Automatic debit of bank account:
Individual debit	$2.00
Recurring monthly debit	$2.00

A $15.00 transaction fee, plus a trading fee of $0.12 per share, will be charged each time Plan shares are sold on your behalf.

PURCHASE OF SHARES

13.	What is the source of the common stock that may be purchased through the Plan?

At our discretion, share purchases will be made on the open market or directly from NYB. Shares purchased from NYB may come from our authorized but unissued shares or from our treasury shares. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Plan Administrator determines. Neither we nor you will have any authority to direct the date, time, or price at which shares may be purchased by the Plan Administrator.

14.	How will shares be purchased under the Plan?

•	Upon receipt of your funds, the Plan Administrator will invest initial and additional cash purchases as promptly as practicable, normally within five (5) business days.

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Shares will be posted to your account in whole and fractional shares, computed to four decimal places. A confirmation of your transaction will be sent by e-mail or via a paper statement to the Internet or postal address you give us when you enroll in the Plan.

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In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within thirty-five (35) calendar days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

•	For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the 10th day of each month, or on the next succeeding business day if the 10th falls on a weekend or holiday. The funds will be credited to your Plan account and normally invested within five (5) business days after receipt by the Plan Administrator.

•	The Plan Administrator will use your cash to purchase as many full and fractional shares as possible.

15.	How will the price for my shares be determined?

For shares purchased on the open market, the purchase price will be the average price that the Plan Administrator pays to obtain shares for all participants who acquire shares through the Plan on the same day. For shares purchased directly from NYB, the purchase price will be 100% of the volume-weighted average price of our common stock, as reported in the New York Stock Exchange Composite Transactions listing, on the investment date, less any discount that we may decide to offer.

16.	Will shares be offered to Plan participants at a discount?

We will establish a waiver discount (please see Question 17) only for shares that are purchased directly from us pursuant to a waiver request. For each pricing period, we may establish a discount from the market price applicable to optional cash purchases and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds, and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases and initial investments in excess of $100,000. The waiver discount, if any, will apply to the entire optional cash purchase or initial investment made pursuant to a waiver and not just the portion in excess of $100,000.

17.	May I invest more than the Plan maximum of $100,000 per account per year?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased in excess of the Plan maximum investment amount will be priced as follows:

•

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the New York Stock Exchange. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date (including the last trade even if reported after 4:00 p.m.). Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•

We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•

If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the New York Stock Exchange for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•

We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•

We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com.

SALE OF PLAN SHARES

18.	How can I sell the shares of common stock that are held in my Plan account?

You may request that the Plan Administrator sell some or all of the shares held in your Plan account. The Plan Administrator will aggregate all shares for which requests to sell were received and will sell the whole shares on the open market through a registered broker-dealer selected at its sole discretion. In such event, you will receive proceeds based on the average sale price of all shares sold, less a transaction fee of $15.00, plus a trading fee of $0.12 per share. The Plan Administrator will deduct these amounts from the cash proceeds paid to you. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. If you opt to sell all of the shares held for you in the Plan, your participation in the Plan will be automatically terminated.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Plan Administrator either (a) electronically transfer your shares to your stockbroker, or (b) issue the shares in certificate form for delivery to your stockbroker before settlement of the sale.

The Plan Administrator may determine the price for the fractional shares either by (a) selling shares on the open market through a registered broker-dealer, or (b) using the current price of our common stock on the New York Stock Exchange, or as quoted by a registered broker-dealer on the date of the request.

19.	If I request the sale of the shares held in my Plan account, when will they be sold?

If you request the sale of shares that are held for you in the Plan, the Plan Administrator will use its best efforts to sell your shares on the open market within five (5) business days after receipt of your sale instructions, or as soon as otherwise practicable. A check in payment of the net proceeds will be mailed to you as soon as practicable after the sale has taken place.

There can be no assurances with respect to the Plan Administrator’s ability to sell your shares and no assurances as to the prices or timing of such sales, or the terms under which such sales may be transacted. Neither we nor the Plan Administrator has any obligation under the Plan, and assume no responsibility, to purchase whole shares credited to your Plan account if such shares cannot be sold by the Plan Administrator.

DIVIDENDS

20.	How will I be credited with the dividends paid on the shares I have enrolled in the Plan and/or that are being held in my Plan account?

The Plan Administrator will receive the cash dividends (less the amount of any taxes withheld) paid by us on all whole and fractional shares that are enrolled and/or held in the Plan at the dividend record date, and will credit such dividends to your Plan account on the payable date. The dividends received by the Plan Administrator will automatically be reinvested in shares of our common stock.

21.	What if I decide that I would like to receive in cash some of the dividends paid on the shares enrolled or held in the Plan, rather than having them reinvested?

The Plan permits the partial reinvestment of dividends. Please see Question 7.

REPORTS TO PARTICIPANTS

22.	What reports will I receive as a participant in the Plan?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices, and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan and you should retain it for income tax purposes. As a shareholder, you also will receive various communications, including our annual report to shareholders, notices of shareholder meetings, proxy statements, and information for income tax reporting.

ISSUANCE AND DEPOSIT OF STOCK CERTIFICATES

23.	Will certificates be issued to me for shares of common stock purchased through the Plan?

Certificates for shares of common stock that are purchased through the Plan will not be issued to you, unless you request that the Plan Administrator do so. All shares will be issued to the Plan Administrator or its nominee(s) as agent, and credited to your Plan account in book entry form. The number of shares credited to your Plan account will appear on your account statements. This convenient process protects against loss, theft, or destruction of stock certificates, and reduces our costs.

Shares credited to your Plan account may not be assigned or pledged in any way. If you wish to assign or pledge the whole shares credited to your account, you must request that certificates for those shares be issued to you in your name.

Upon receipt of your request, the Plan Administrator will issue you a certificate for any number of whole shares credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

The name on your Plan account will be identical to the name that appears on the certificate(s) underlying the shares you have enrolled in the Plan and/or that are held for you in the Plan in book entry form. Certificates for whole shares issued to you from the Plan will be registered in the same manner.

24.	How can I arrange for my stock certificate(s) to be held in safekeeping by the Plan Administrator?

If you wish to submit your stock certificate(s) to the Plan Administrator for safekeeping, you should mail them (unendorsed) by registered mail, with a note requesting that they be credited to your Plan account.

If the current market value of the shares represented by the certificate(s) you are mailing to the Plan Administrator exceeds $3,000, you should insure the certificate(s) for 1% of the current market value, as this is the amount you will be charged for surety protection should your certificate(s) be lost in the mail.

TERMINATION OF PLAN PARTICIPATION

25.	How do I terminate my participation in the Plan?

Participation in the Plan is entirely voluntary. You may terminate your participation at any time by providing notice and instructions to the Plan Administrator. Upon receipt, the Plan Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold those shares in book form on your behalf; (b) issue a certificate for the whole shares credited to your Plan account and issue a cash payment for any cash in lieu of a fractional share; or (c) sell the whole shares credited to your Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less associated trading fees of $0.12 per share and the $15.00 transaction fee.

TAX INFORMATION

26.	What are the federal income tax consequences of participation in the Plan?

We believe that the following is an accurate summary of the material federal income tax consequences as of the date of this Plan:

•

Cash dividends reinvested under the Plan will be taxable as having been received by participants, even though participants have not actually received them in cash. In addition, in the case of shares purchased on the open market with reinvested dividends or optional cash purchases, the amount of any trading fees that we pay on behalf of participants will be treated as a distribution subject to income tax in the same manner as dividends.

Each participant will receive an annual statement from the Plan Administrator indicating the amount reported to the Internal Revenue Service of: (a) reinvested dividends to be treated as dividend income; and (b) any trading fees paid by us on the participant’s behalf. The tax basis per share will be the price at which the shares are credited to a participant’s account.

•

In general, if a participant fails to furnish a valid taxpayer identification number to the Plan Administrator, the participant’s dividend distributions will be subject to U.S. backup withholding. The dividends, less the amount of federal income tax required to be withheld, will then be reinvested.

•

The rule stated in paragraph (a) above may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds) and foreign shareholders. These particular participants should consult their own tax advisors concerning the tax consequences applicable to their situations.

•

In the case of those foreign shareholders whose dividends are subject to U.S. federal income tax withholding, the amount of tax to be withheld will be deducted from the amount of the dividend and only the remaining amount of the dividend will be reinvested.

The foregoing is only an outline of our understanding of some of the applicable federal income tax provisions. The outline is general in nature and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of your participation in the Plan, including any future changes in applicable law or interpretation thereof, you should consult your own tax advisor.

OTHER INFORMATION

27.	What happens if I decide to sell or transfer all of the certificated shares enrolled in the Plan but not the shares that are held in my Plan account?

If you sell or transfer all of the certificated shares enrolled in the Plan, but continue to hold shares in your Plan account, the cash dividends on the shares held in your Plan account will continue to be reinvested, unless you instruct the Plan Administrator to terminate your participation in the Plan.

28.	If NYB issues additional shares of common stock in connection with a stock dividend or a stock split, how will I receive the additional shares?

Any shares representing stock dividends or stock splits that we distribute on shares of our common stock that you have enrolled in the Plan and/or that are being held in your Plan account will be credited to your Plan account.

29.	How will I be able to vote the shares held in my Plan account?

The shares credited to your Plan account will be automatically added to the shares covered by the proxy provided to you with respect to your certificated and book entry form shares of common stock, and may be voted by you pursuant to such proxy.

30.	What are the responsibilities of NYB and of the Plan Administrator under the Plan?

Except as described below, the Plan Administrator has no responsibility with respect to the preparation or the contents of this Plan. Neither we nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Neither we nor the Plan Administrator will be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) failure to terminate a participant’s account upon the participant’s death before the receipt of notice in writing of the death; (b) the prices and times at which shares of common stock are purchased or sold for the participant’s account or the terms under which such purchases or sales are made; or (c) fluctuations in the market value of our common stock. Neither we nor the Plan Administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the Plan Administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

31.	Who interprets the Plan?

NYB and the Plan Administrator reserve the right to interpret the Plan, as they deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of New York.

32.	May the Plan be changed or discontinued?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify, or terminate the Plan at any time. You will receive notification of any such suspension, material modification, or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan.

33.	Who do I contact if I have questions about the Plan?

The Plan Administrator will answer any questions you have about buying or selling our common stock through the Plan or about any other Plan services. You may contact the Plan Administrator in the following ways:

•

Internet. You can enroll, obtain information, change the number of shares on which your dividends are to be paid in cash, and perform certain transactions on your account online via Investor ServiceDirect® (ISD). New investors will need to establish a Personal Identification Number (PIN) when setting up their account. Existing shareholders will need to use the Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement, or advice to establish your PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your IID and self-assigned PIN.

•	To access Investor ServiceDirect®, please visit the BNY Mellon Shareowner Services website at: www.bnymellon.com/shareowner/isd.

•

Written Inquiries. You may make an e-mail inquiry by following the instructions on the Investor ServiceDirect website. Please address all other correspondence concerning the Plan to the Plan Administrator at the following address:

The Bank of New York Mellon

c/o BNY Mellon Shareowner Services

P.O. Box 358035

Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, IID, and a reference to New York Community Bancorp, Inc. on all correspondence.

•	Telephone Inquiries. The Plan Administrator may be reached directly by dialing:

1-866-293-6077 (dedicated number in the United States and Canada)

1-800-231-5469 (for the hearing impaired) (TDD)

1-201-680-6578 (outside of the United States and Canada)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

NOTE ABOUT FINANCIAL INTERMEDIARIES

We may grant requests for waiver of the Plan’s maximum annual investment limit to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of such waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for our common stock, general economic and market conditions, expected aberration in the price or trading volume of our common stock, the potential disruption of our common stock price that may be caused by a financial intermediary, the number of shares of common stock held by the participant seeking a waiver, the past actions of a participant under the Plan, the aggregate amount of investments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. If waiver requests are granted, a portion of the shares available for issuance under the Plan will be purchased by participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Financial intermediaries may purchase a significant portion of the shares of common stock issued under the Plan. We do not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated as this time. Participants that are financial intermediaries that acquire shares of our common stock under the Plan with a view to distribution of such shares or that offer or sell shares in connection with the Plan may be deemed underwriters within the meaning of the Securities Act. From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price, if any, of common stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of our current and prospective investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of New York Community Bancorp, Inc. and its subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements refers to a change in the methodology used to evaluate other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the Delaware General Corporation Law, as amended, and our Amended and Restated Certificate of Incorporation. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy.

With respect to possible indemnification of our directors, officers, and controlling persons for liabilities arising under the Securities Act pursuant to such provisions, we are aware that the SEC has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by New York Community Bancorp, Inc. (“NYB” or the “Company”) in connection with the issuance and distribution of shares of common stock pursuant to the prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$25,184
Accounting fees and expenses	17,500
Legal fees and expenses	17,500
Printing	5,000
Miscellaneous expenses	5,000

Total	$70,184

Item 15.	Indemnification of Directors and Officers.

NYB’s Amended and Restated Certificate of Incorporation, Article 10, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was a director or an officer of NYB or is or was serving at the request of NYB as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by NYB to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) against all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, NYB shall indemnify such person in connection with a proceeding initiated by such person only if such proceeding was authorized by NYB’s board of directors. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, indemnity may not be granted in respect of a claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. NYB’s Amended and Restated Certificate of Incorporation provides that such rights to indemnification are contract rights and that the expenses incurred by such person will be paid in advance of a final disposition of any proceeding, provided, however, that if required under the DGCL, an advancement of expenses incurred by a person in his or her capacity as a director or officer shall be made only upon delivery to NYB of an undertaking, by or on behalf of such person, to repay the amounts so advanced if it shall ultimately be determined by final adjudication that such person is not entitled to be indemnified for such expenses under Article 10, Section B of NYB’s Amended and Restated Certificate of Incorporation or otherwise.

With respect to possible indemnification of directors, officers and controlling persons of NYB for liabilities arising under the Securities Act of 1933 (the “Act”) pursuant to such provisions, NYB is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.	Exhibits

5.0	Opinion of Kilpatrick Stockton LLP

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.0)

23.2	Consent of KPMG LLP

24.0	Power of attorney (contained in signature page)

99.0	Enrollment form

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westbury, and the State of New York, on April 15, 2010.

New York Community Bancorp, Inc.

By:	/s/ Joseph R. Ficalora
Joseph R. Ficalora
Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph R. Ficalora and Thomas R. Cangemi, or any of them, acting alone, as his or her true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on April 15, 2010.

Signature	Title

/s/ Joseph R. Ficalora Joseph R. Ficalora	Chairman, President, and Chief Executive Officer (principal executive officer)

/s/ Thomas R. Cangemi Thomas R. Cangemi	Senior Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ John J. Pinto John J. Pinto	Executive Vice President and Chief Accounting Officer (principal accounting officer)

/s/ Donald M. Blake Donald M. Blake	Director

/s/ Dominick Ciampa Dominick Ciampa	Director

/s/ Robert S. Farrell Robert S. Farrell	Director

/s/ William C. Frederick, M.D. William C. Frederick, M.D.	Director

/s/ Max L. Kupferberg Max L. Kupferberg	Director

/s/ Maureen E. Clancy Maureen E. Clancy	Director

/s/ Hon. Guy V. Molinari Hon. Guy V. Molinari	Director

/s/ John M. Tsimbinos John M. Tsimbinos	Director

/s/ Spiros J. Voutsinas Spiros J. Voutsinas	Director

/s/ James J. O’Donovan James J. O’Donovan	Director

/s/ Michael J. Levine Michael J. Levine	Director

/s/ Hanif Dahya Hanif Dahya	Director

/s/ Robert Wann Robert Wann	Director